Mail Stop 3561



      August 18, 2005


Via U.S. Mail and Fax
Mr. Matthew Carson
Chief Financial Officer
Touchtunes Music Corporation
1800 East Sahara Avenue
Suite 107
Las Vegas, NV  89104

	RE:	Touchtunes Music Corporation
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 31, 2005
		File No. 33-55254-447

Dear Mr. Carson:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549